Exhibit 10.3
[Form of Director Non-Qualified Stock Option Certificate]

HOME PROPERTIES, INC.
DIRECTOR NON-QUALIFIED STOCK OPTION CERTIFICATE
(2011 STOCK BENEFIT PLAN)

Pursuant to the Home Properties, Inc. 2011 Stock Benefit Plan (the “Plan”), Home Properties, Inc. (the “Company”) hereby grants to the Optionee an Option to purchase up to the number of shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”) and at the exercise price set forth in the related Grant Agreement.  This option is subject to all of the terms and conditions as set forth herein, in the Non-Qualified Stock Option  Terms (the “Terms”) which are attached hereto and incorporated herein in their entirety, and in the Plan.  Capitalized terms used but not defined herein or in the Terms shall have the respective meanings ascribed thereto in the Plan.

Non-Qualified Stock
Option:
This Option does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and consequently shall be treated as a non-qualified stock option for tax purposes.

Vesting Schedule:
Subject to the provisions of Section 4 and 6 of the Terms, this Option shall vest in the discretion of the Company and in accordance with the Plan.  In any event, this Option shall become fully vested and exercisable with respect to all of the Option Shares five years after the date hereof.

Additional Terms/Acknowledgements: By accepting this Non-Qualified Stock Option Certificate, Optionee acknowledges receipt of, and understands and agrees to, this Non-Qualified Stock Option Certificate, including, without limitation, the Terms.  Optionee further acknowledges receipt of a copy of the Plan.  Optionee further acknowledges that as of the date of grant, the Grant Agreement and this Non-Qualified Stock Option Certificate, including, without limitation, the Terms, and the Plan set forth the entire understanding between Optionee and the Company regarding the Options described herein and supersede all prior oral and written agreements on that subject.

ATTACHMENT: Non-Qualified Stock Option Terms

HOME PROPERTIES, INC.
2011 STOCK BENEFIT PLAN

DIRECTOR NON-QUALIFIED STOCK OPTION TERMS

1.           Vested Option Shares.  Subject to Section 4, when this Option is vested with respect to any of the Option Shares, this Option shall continue to be exercisable with respect to such Option Shares (“Vested Option Shares”) at any time or times prior to the expiration date.

2.           Manner of Exercise.  The Optionee may exercise this Option only in the following manner:  from time to time on or prior to the expiration date of this Stock Option, the Optionee may give written or electronic notice to the Company, or such individual or entity as specified by the Company, of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice.  This notice shall specify the number of Option Shares to be purchased.

Payment of the exercise price for the Option Shares may be made by one or more of the methods specified in the Plan.  Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full exercise price for the Option Shares, as set forth above and in the Plan, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Common Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.  In the event the Optionee chooses to pay the purchase price by previously-owned shares of Common Stock through the attestation method, the number of shares of Common Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

The shares of Common Stock purchased upon exercise of this Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan.  The determination of the Committee as to such compliance shall be final and binding on the Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to this Option unless and until this Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the expiration date hereof.

3.           Non-transferability of Option.  This Option is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

4.           Termination of Service.  If the Optionee’s service as a director of the Company terminates, the period within which to exercise this Option may be subject to earlier termination as set forth below.

(a)           Termination Due to Death.  If the Optionee’s service as a director of the Company terminates by reason of death, any Option held by the Optionee shall be automatically vested on the date of termination and shall be exercisable by the Optionee’s legal representative or legatee for a period of twelve (12) months from the date of termination, or until the expiration date, if earlier.

(b)           Termination Due to Disability.  If the Optionee’s service as a director of the Company terminates by reason of Disability (as defined below), any Option held by the Optionee shall be automatically vested on the date of termination, and shall be exercisable for a period of twelve (12) months from the date of termination, or until the expiration date, if earlier.  The death of the Optionee during the twelve (12) month period provided in this Section 4(b) shall extend such period for six (6) months or until the expiration date, if earlier.

(c)           Termination by Reason of Retirement, Expiration of the Director’s Term in Office or Voluntary Resignation.  If the Optionee’s service as a director of the Company terminates by reason of Retirement (as defined below), expiration of the Director’s term in office (without re-nomination or re-election) or by voluntary resignation, then each Option held by such Optionee on the date of termination shall continue to be exercisable at such time or times as the Committee shall have specified when granting this Option, except as otherwise required by the Code.

(d)           Termination Without Cause.  If the Optionee’s service as a director of the Company is terminated by the Company without Cause, any option held by the Optionee shall be automatically vested on the date of termination, and shall be exercisable for a period of twelve (12) months from the date of termination, or until the expiration date, if earlier.  The death of the Optionee during the twelve (12) month period provided in this Section 4(e) shall extend such period for six (6) months, or until the expiration date, if earlier.

(e)           Termination for Cause.  If the Optionee’s service as s director of the Company is terminated by the Company for Cause (as defined below), any Option held by the Optionee shall immediately terminate and be of no further force and effect.

The Committee’s determination of the reason for termination of the Optionee’s service shall be conclusive and binding on the Optionee and his or her representatives or legatees.

For purposes of this Option, following terms shall have the meaning specified below:

“Cause” means that an Optionee’s service as a director of the Company has been terminated by written notice because:  (i) of his or her conviction of a felony for a crime involving an act of fraud or dishonesty; or (ii) of intentional acts or omissions on such Optionee’s part causing material injury to the property or business of the Company.  “Cause” for termination shall not include bad judgment or any act or omission reasonably believed by such Optionee, in good faith, to have been in, or not opposed to, the best interests of the Company.

“Disability” shall mean the Optionee’s inability to perform his or her normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Committee in good faith in its sole discretion.

“Retirement” shall mean mandatory retirement of the Optionee pursuant to Board policy.

5.           Option Shares.  The Option Shares are shares of the Common Stock of the Company as constituted on the date of this Option, subject to adjustment as provided in the Plan.

6.           Effect of a Sale Event.  Upon the occurrence of a Sale Event (as defined in the Plan) this Option shall automatically become fully exercisable.

7.           No Special Rights.  This Agreement does not, and shall not be interpreted to, create any right on the part of the Optionee to nomination, election or continued service as a director of the Company or any Subsidiary or affiliate thereof, nor to any continued compensation, prerequisites or other current or future benefits or other incidents of service nor shall it interfere with or restrict in any way any right or power, which is hereby expressly reserved, to remove or not to re-nominate the Optionee at any time for any reason whatsoever, with or without Cause.

8.           Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock that may be purchased upon exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee or such shares are issued in book entry form in the name of the Optionee.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the stock is issued.

9.           Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2.2 of the Plan.  In the event of any discrepancy or inconsistency between this Certificate and the Plan, the terms and conditions of the Plan shall control.

10.           Miscellaneous.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business, 850 Clinton Square, Rochester, New York 14604, Attention:  Secretary, and shall be mailed or delivered to Optionee at his or her address set forth in the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing.  This Option shall be governed by the laws of the State of Maryland, except to the extent such law is preempted by federal law.